Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-251436 on Form S-8 of Parkway Acquisition Corp. of our report dated March 24, 2021, relating to the consolidated financial statements of Parkway Acquisition Corp. and Subsidiary, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Parkway Acquisition Corp. for the year ended December 31, 2020.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

March 24, 2021

elliottdavis.com